UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2026

UMH Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-12690	22-1890929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ	07728
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(732) 577-9997

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.10 par value	UMH	New York Stock Exchange
6.375% Series D Cumulative Redeemable Preferred Stock, $0.10 par value	UMH PRD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 7, 2026, UMH Properties, Inc. (“UMH” or the “Company”) entered into a Third Amended and Restated Credit Agreement (the Amendment” or the “Amended Facility”) to amend and extend its existing unsecured revolving credit facility (the “Facility”). The Facility is syndicated with three banks led by BMO Capital Markets Corp. (“BMO”), JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. as joint lead arrangers and joint book runners with BMO Bank N.A. as administrative agent.

The Amendment provides for $260 million in available borrowings with a $340 million accordion feature, bringing the total potential availability up to $600 million, subject to certain conditions including obtaining commitments from additional lenders. The Amendment also extends the maturity date of the Facility from November 7, 2026 to May 7, 2030, with a further one-year extension available at the Company’s option, subject to certain conditions including payment of an extension fee. As of May 8, 2026, the principal amount outstanding under the Amended Facility is $10 million with $250 million available.

Availability under the Amended Facility is limited to 60% of the value of a pool of unencumbered communities owned 100% by the Company. The value of these unencumbered communities increased through the reduction of the capitalization rate from 6.5% to now 6.0% applied to the Net Operating Income (“NOI”) generated by these unencumbered communities. Interest is based on the Company’s overall leverage ratio and has been reduced by approximately 35 to 40 basis points, depending on the Company’s overall leverage ratio, and is now equal to the Secured Overnight Financing Rate (“SOFR”) plus 1.30% to 1.90%, or BMO’s prime lending rate plus 0.30% to 0.90%.

In addition, the Company will pay a commitment fee on the average daily unadvanced portion of the total amount committed under the Facility at a rate of 0.15% per annum, if the average daily unused commitments under the Facility are less than 50% of the commitments then in effect, or 0.25% per annum, if the average daily unused commitments under the Facility are greater than or equal to 50% of the commitments then in effect, which fee will be payable quarterly based on outstanding borrowings during the applicable quarter.

The Amended Facility contains representations and financial and other affirmative and negative covenants usual and customary for this type of agreement. During the term of the Facility, the Company must satisfy certain covenants including information reporting requirements, maintenance of REIT status, maximum total indebtedness to total asset value ratio, minimum EBITDA to fixed charges ratio, maximum unsecured leverage ratio, minimum unsecured interest coverage ratio, maximum secured leverage ratio, minimum unencumbered asset value, maintenance of net worth and minimum occupancy rate.

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The Amended Facility includes usual and customary events of default and remedies for facilities of this nature (with customary notice, grace and cure periods, as applicable), including, without limitation, nonpayment, breach of covenants, material inaccuracy of representations and warranties, cross-default to other major indebtedness, change of control and bankruptcy, and provides that if an event of default is continuing, payment of the principal amount of all borrowings and all other outstanding amounts payable under the Facility may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy-related events of default, all borrowings and all other outstanding amounts under the Facility will automatically become immediately due and payable and the lenders’ commitments will automatically terminate.

The description of the Amended Facility is qualified by reference to the complete Credit Agreement, dated May 7, 2026, that is attached hereto as Exhibit 10.1, which is incorporated herein by reference. A copy of the press release announcing the above transaction is attached as Exhibit 99 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On May 7, 2026, the Company issued a press release announcing that it amended and extended its existing unsecured revolving credit facility.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Third Amended and Restated Credit Agreement
99	Press Release dated May 7, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMH Properties, Inc.

Date: May 11, 2026	By:	/s/ Anna T. Chew
	Name:	Anna T. Chew
Executive Vice President and Chief Financial Officer

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